EXHIBIT 10.43

FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (“Amendment”) is entered into as of July 27, 2017 (“Effective Date”), by and between 6262 LUSK INVESTORS LLC, a California limited liability company (“Landlord”), and CYTORI THERAPEUTICS, INC., a Delaware corporation (“Tenant”), with reference to the facts set forth in the Recitals below.

RECITALS

A.Landlord and Tenant are parties to that certain Lease Agreement dated as of February 27, 2017 (“Lease”), for certain Premises known as Suite 200 within the Project located at 10222 Barnes Canyon Road (formerly known as 6262 Lusk Boulevard), San Diego, California 92121, as more particularly described in the Lease.

B.Landlord intends to improve the Project with certain capital improvements, including, without limitation, upgraded electrical and mechanical systems, a solar electricity system and an energy management system (collectively, “Energy Improvements”).  Pursuant to Section 6.1.1(j) of the Lease, the cost of the Energy Improvements is includable in Operating Expenses; however, in lieu thereof, Landlord and Tenant have agreed to increase the Basic Rent payable under the Lease.

C.Landlord and Tenant now desire to enter into this Amendment to memorialize such agreement, as more fully provided below.

AMENDMENT

NOW, THEREFORE, in consideration of the Recitals above, the mutual covenants and conditions below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Basic Rent.  Notwithstanding any provision of the Lease to the contrary, the Basic Rent schedule shall be as follows:

Months of Initial Term	Basic Rent per Rentable Square Foot ($/mo)	Monthly Installments of Basic Rent ($/mo)	Annual Basic Rent ($/yr)
1-12*	$2.24	$66,077.76	$792,933.12
13-24	$2.31	$68,142.69	$817,712.28
25-36	$2.38	$70,207.62	$842,491.44
37-48	$2.45	$72,272.55	$867,270.60
49-60	$2.52	$74,337.48	$892,049.76
61-63	$2.60	$76,697.40	$920,368.80

*Provided that Tenant is not in default under the Lease beyond any applicable notice and cure period, monthly installments of Basic Rent shall be abated fifty percent (50%) during months two

(2) through seven (7) of the Initial Term pursuant to the term and conditions of Section 5.1 of the Lease.

2.Defined Terms.  Unless otherwise specifically defined in this Amendment, terms with initial capital letters in this Amendment shall have the same meaning as such terms have in the Lease.

3.Interpretation.  Landlord and Tenant acknowledge and agree that each of them, and their respective professional advisors, have reviewed this Amendment and that the provisions of this Amendment shall not be construed against either party. The rule of construction that ambiguities are to be construed against the party drafting the agreement shall not apply to the interpretation of this Amendment and is waived.

4.Counterpart Execution.  This Amendment may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall constitute one instrument.

5.Continued Effect.  Except as specifically modified by this Amendment, all of the terms, conditions and provisions of the Lease shall remain in full force and effect.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Lease Agreement as of the Effective Date.

LANDLORD:

6262 LUSK INVESTORS LLC,

a California limited liability company

By:B/L Lusk LLC,

a California limited liability company,

Managing Member

By:  _/s/ Steve Bollert____________

Name: _Steve Bollert____________

Title:  __Managing Member_______

TENANT:

CYTORI THERAPEUTICS, INC.,

a Delaware corporation

By:  _/s/ Tiago Girao________________

Name: __Tiago Girao________________

Title:  ___CFO___________________

By:  ___/s/ Marc Hedrick_____________

Name: ___Marc Hedrick ____________

Title:  ____President and CEO___________

1130430/33729774v.1

3